EXHIBIT 10.2


                               PURCHASE AGREEMENT


                                 by and between


                                IVAX CORPORATION



                                       and



                                  CARSON, INC.




                                  June 16, 1998



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                                TABLE OF CONTENTS

                                                                            PAGE
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                                    ARTICLE I
                                PURCHASE AND SALE

SECTION 1.1  Purchase and Sale.................................................1
SECTION 1.2  Purchase Price....................................................2
SECTION 1.3  Closing...........................................................2
SECTION 1.4  Purchase Price Adjustment.........................................3
SECTION 1.5  Letter of Credit..................................................5

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 2.1  Organization......................................................6
SECTION 2.2  Capitalization....................................................7
SECTION 2.3  Ownership of Stock................................................8
SECTION 2.4  Authorization; Validity of Agreement..............................8
SECTION 2.5  Consents and Approvals; No Violations.............................8
SECTION 2.6  Financial Statements..............................................9
SECTION 2.7  No Undisclosed Liabilities........................................9
SECTION 2.8  Absence of Certain Changes.......................................10
SECTION 2.9  Employee Benefit Plans; ERISA....................................10
SECTION 2.10  Litigation......................................................13
SECTION 2.11  No Default; Compliance with Applicable Laws.....................13
SECTION 2.12  Taxes...........................................................14
SECTION 2.13  Title to Assets.................................................16
SECTION 2.14  Real Property...................................................16
SECTION 2.15  Company Intellectual Property...................................17
SECTION 2.16  Contracts.......................................................19
SECTION 2.17  Environmental Matters...........................................20
SECTION 2.18  Brokers or Finders..............................................21
SECTION 2.19  Employees; Labor Relations......................................21
SECTION 2.20  Affiliate Transactions..........................................21
SECTION 2.21  Substantial Customers and Suppliers.............................22
SECTION 2.22  Accounts Receivable.............................................22
SECTION 2.23  Inventory.......................................................22


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                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 3.1  Organization.....................................................23
SECTION 3.2  Authorization; Validity of Agreement.............................23
SECTION 3.3  Consents and Approvals; No Violations............................24
SECTION 3.4  Acquisition for Investment.......................................24
SECTION 3.5  Financing........................................................24
SECTION 3.6  Brokers or Finders...............................................24
SECTION 3.7  Investigation by Buyer...........................................25
SECTION 3.8  Capital Adequacy; Solvency.......................................26

                                   ARTICLE IV
                                    COVENANTS

SECTION 4.1  Interim Operations of Seller.....................................26
SECTION 4.2  Access to Information............................................28
SECTION 4.3  Tax Matters......................................................29
SECTION 4.4  Employee Matters.................................................33
SECTION 4.5  Publicity........................................................34
SECTION 4.6  Approvals and Consents; Cooperation; Notification................35
SECTION 4.7  Non-Competition..................................................36
SECTION 4.8  Use of "IVAX" Name...............................................38
SECTION 4.9  Affiliate Transactions...........................................38
SECTION 4.10  Further Assurances..............................................38
SECTION 4.11  Post-Closing Purchase Transactions..............................39

                                    ARTICLE V
                                 INDEMNIFICATION

SECTION 5.1  Indemnification by Seller........................................43
SECTION 5.2  Indemnification by Buyer.........................................43
SECTION 5.3  Survival of Representations and Warranties.......................44
SECTION 5.4  Notice and Opportunity to Defend.................................44
SECTION 5.5  Adjustment for Insurance and Taxes...............................45
SECTION 5.6  Mitigation of Loss.  ............................................45
SECTION 5.7  Subrogation.  ...................................................46
SECTION 5.8  Tax Indemnification..............................................46


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                                                                            PAGE
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SECTION 5.9   Set-Off.........................................................46
SECTION 5.10  Exclusive Remedy................................................46

                                   ARTICLE VI

                                   CONDITIONS

SECTION 6.1  Conditions to Each Party's Obligation to Effect the Closing......47
SECTION 6.2  Conditions to the Obligations of Buyer...........................47
SECTION 6.3  Conditions to the Obligations of Seller..........................48

                                   ARTICLE VII

                                   TERMINATION

SECTION 7.1   Termination.....................................................49
SECTION 7.2   Procedure and Effect of Termination.............................50

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.1   Governing Laws and Consent to Jurisdiction......................50
SECTION 8.2   Amendment and Modification......................................51
SECTION 8.3   Notices.........................................................51
SECTION 8.4   Interpretation..................................................52
SECTION 8.5   Counterparts....................................................53
SECTION 8.6   Entire Agreement; Third-Party Beneficiaries.....................53
SECTION 8.7   Severability....................................................54
SECTION 8.8   Service of Process..............................................54
SECTION 8.9   Specific Performance............................................54
SECTION 8.10  Assignment......................................................54
SECTION 8.11  Expenses........................................................54
SECTION 8.12  Waivers.........................................................55
SECTION 8.13  No Double Recovery..............................................55

                                     ANNEXES

Index of Defined Terms                                                   Annex A
Procedures for Calculating Working Capital                               Annex B


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                          INDEX TO DISCLOSURE SCHEDULE

TITLE                                                                    SECTION
-----                                                                    -------

Organization.................................................................2.1
Capitalization...............................................................2.2
Consents and Approvals; No Violations........................................2.5
No Undisclosed Liabilities...................................................2.7
Absence of Certain Changes...................................................2.8
Employee Benefit Plans; ERISA................................................2.9
Litigation..................................................................2.10
No Default; Compliance with Applicable Law..................................2.11
Taxes.......................................................................2.12
Real Property...............................................................2.14
Company Intellectual Property...............................................2.15
Contracts ..................................................................2.16
Environmental Matters.......................................................2.17
Employees; Labor Relations..................................................2.19
Affiliate Transactions......................................................2.20
Substantial Customers and Suppliers.........................................2.21
Accounts Receivable.........................................................2.22
Inventory...................................................................2.23
General Disclosure...........................................................3.7
Employee Matters.............................................................4.4
Affiliate Transactions.......................................................4.9


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                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT, dated as of June 16, 1998 (this "AGREE MENT"), by and between IVAX Corporation, a Florida corporation ("SELLER"), and Carson, Inc., a Delaware corporation ("BUYER").

                  WHEREAS, Seller is the owner of all of the outstanding shares of capital stock (the "SHARES") of Johnson Products Co., Inc., a Florida corporation and a wholly-owned subsidiary of Seller (the "COMPANY");

                  WHEREAS, Buyer has granted Seller the right to arrange for an unaffiliated third party to purchase the Dermablend Business (as defined herein) following the Closing (as defined herein);

                  WHEREAS, Buyer has granted Seller the right to purchase or arrange for the purchase of, and Seller, if requested by Buyer, agrees to purchase or arrange for the purchase of, the National Cosmetics Business (as defined herein) and the Iman Business (as defined herein) following the Closing; and

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, subject to the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

                  SECTION 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("ENCUMBRANCES"), other than restrictions imposed by federal or state securities laws.


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                  SECTION 1.2 PURCHASE PRICE.

                  (a) On the Closing Date (as defined herein) and subject to the terms and conditions set forth in this Agreement in consideration of the sale, assign ment, transfer and delivery of the Shares, Buyer shall pay to Seller (i) $85 million by wire transfer of immediately available funds to an account or accounts designated by Seller (the "PURCHASE PRICE") PROVIDED, HOWEVER, for purposes of this Agreement, after the Closing Date the term "Purchase Price" will refer to an amount equal to $85 million reduced by the funds received by Buyer in accordance with Section 4.11.

                  (b) In addition, Buyer will cause the Company promptly to pay to Seller all net proceeds received by the Company in connection with the settlement or final adjudication of the litigation and other proceedings involving JOHNSON PRODUCTS CO., INC. V. PRO-LINE CORPORATION, Docket No. 94 C 3555 (the "PRO-LINE LITIGATION"). Buyer will cause the Company to allow Seller to assume complete control of the Pro-Line Litigation and to cause the Company not to interfere with Seller's prosecution of the Pro-Line Litigation on behalf of the Company. Seller shall bear the costs of prosecuting the Pro-Line Litigation. Seller shall not have any obligation to become a substituted or additional party to the litigation. Buyer will cause the Company to cause such of its personnel as may be reasonably requested by Seller, including, without limitation, Adu Darkwa, to be available for consultation, testimony, acting as a Company representative at trial on the matter and related matters, and shall cooper ate in other ways as Seller reasonably requests, in connection with the conduct of the Pro-Line Litigation. Seller will reimburse Buyer for the reasonable out-of-pocket costs of providing such personnel and cooperation. Seller will provide updates on the status of the Pro-Line Litigation to Buyer as and when reasonably requested. Buyer will cause the Company to agree to any settlement or voluntary dismissal of any part of the Pro-Line Litigation proposed by Seller, PROVIDED that such settlement does not impose any costs or any ongoing obligations or restrictions on the Company and its Subsidiaries. Buyer acknowledges and agrees that only Seller will have the right, subject to the preceding sentence, to agree to any settlement or dismissal of the Pro-Line Litigation.

                  SECTION 1.3  CLOSING.

                  (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) at 9:00 a.m. Chicago time on a date not later than the second business day following the satisfaction of the condition set


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forth in Section 6.1(b) (but in no event earlier than August 15, 1998 or such earlier date selected by Seller) or at such other place or at such other time or on such other date as Seller and Buyer mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

                  (b) At the Closing, Seller shall deliver or cause to be delivered to Buyer (i) stock certificates evidencing the Shares duly endorsed in blank or accompa nied by stock powers duly executed in blank and (ii) all other previously undelivered certificates and other documents required to be delivered by Seller to Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby.

                  (c) At the Closing, Buyer shall deliver to Seller (i) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller and (ii) all other previously undelivered certificates and other documents required to be delivered by Buyer to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                  SECTION 1.4  PURCHASE PRICE ADJUSTMENT.

                  (a) As soon as practicable but not later than 60 days following the Closing Date, Seller shall prepare and deliver to Buyer a working capital statement of the Company as of the close of business on the Closing Date (the "CLOSING STATEMENT") setting forth the current assets minus the current liabilities of the Company (the "WORKING CAPITAL") on the basis described in Annex B, accompanied by a report from Arthur Andersen LLP; PROVIDED, HOWEVER, if the transactions contemplated in Section 4.11(a) or (b) occur, the Closing Statement will be prepared as if the Com pany did not own the Dermablend Business or the National Cosmetics Business and the Iman Business as of the Closing Date, as the case may be; PROVIDED FURTHER that if Buyer retains the Dermablend Business and, pursuant to Section 4.11(b), sells the National Cosmetics Business and the Iman Business, the Dermablend Business will also include the net accounts receivable (other than the Designated Receivables (as defined in Section 4.11)), bank overdraft, accounts payable and accrued expenses related to the National Cosmetics Business and the Iman Business. Seller and its authorized representatives shall have reasonable access to all relevant books and records and employees of the Company following the Closing Date to the extent required to complete preparation of the Closing Statement, including, without limitation, preparation of any financial reports or schedules needed to complete the Closing Statement. Seller and Buyer shall split equally the cost of preparing and delivering the Closing Statement.


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                  (b) After receipt of the Closing Statement, Buyer shall have
15 days to review it. Buyer and its authorized representatives shall have reasonable access to Seller's accountants to the extent required to complete their review of the Closing Statement, including, without limitation, the accountants' work papers used in preparation thereof. Unless Buyer delivers written notice to Seller on or prior to the 15th day after receipt of the Closing Statement specifying in reasonable detail its objections to the Closing Statement on the grounds that the Closing Statement (i) was not prepared in accordance with this Section 1.4 or (ii) contained arithmetic errors, the parties shall be deemed to have accepted and agreed to the Closing Statement. If Buyer so notifies Seller of such an objection to the Closing Statement, the parties shall within 15 days following the date of such notice (the "RESOLUTION PERIOD") attempt to resolve their differences.

                  (c) At the conclusion of the Resolution Period, any amounts remaining in dispute shall, at the election of either party, be submitted to Price Waterhouse (the "NEUTRAL AUDITOR"). The Neutral Auditor shall be engaged within five days after an election by either party to submit its objections to the Neutral Auditor, and each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses of the Neutral Auditor shall be borne equally by Seller and Buyer. The Neutral Auditor shall act as an arbitrator to determine, based solely on the written presentations by Seller and Buyer made within 15 days of the Neutral Auditor's engagement or such other reasonable period of time to which the parties agree, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within 30 days after Seller's and Buyer's written presentations have been made, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable. The term "FINAL CLOSING STATEMENT" shall mean the definitive Closing Statement agreed to by Seller and Buyer in accordance with Section 1.4(b) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 1.4(c) (in addition to those items theretofore agreed to by Seller and Buyer).

                  (d) On a date or dates mutually agreeable to Seller and Buyer within ten days of the Closing Date, Seller and its accountants will take a physical inventory, observed by Buyer and/or its representatives. All inventory reflected on the Closing Statement shall be as of the Closing Date and based upon this physical inventory. For purposes of the Closing Statement, the inventory shall include all finished goods, work-in-process, raw materials and promotional materials calculated in accordance with the procedures set forth in Annex B.


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                  (e) The Purchase Price shall be (i) increased
dollar-for-dollar to the extent the Working Capital as reflected on the Final Closing Statement is greater than the March Target Amount (as defined below) and
(ii) decreased dollar-for-dollar to the extent the Working Capital as reflected on the Closing Statement is less than the December Target Amount. There shall be no adjustment to the Purchase Price pursuant to this Section 1.4(e) if the Working Capital is equal to or greater than the December Target Amount and less than or equal to the March Target Amount. The amount of any such change in the Purchase Price pursuant to this Section 1.4(e) shall be paid by Buyer to Seller, in the case of an increase, or by Seller to Buyer, in the case of a decrease, plus interest on such amount from the Closing Date through the date of payment at the Prime Rate, within five business days after the Closing Statement is agreed to by Seller and Buyer or is determined by the Neutral Auditor. The "PRIME RATE" means the prime lending rate announced by THE WALL STREET JOURNAL as in effect from time to time. Any amount paid pursuant to this Section 1.4(e) will be paid by wire transfer of immediately available funds to an account or accounts designated by Buyer or Seller, as the case may be. The "DECEMBER TARGET AMOUNT" means $11.95 million and the "MARCH TARGET AMOUNT" means $12.78 million; PROVIDED that (x) if Buyer sells the National Cosmetics Business and the Iman Business pursuant to Section 4.11(b) and Buyer retains the Dermablend Business, the December Target Amount shall be $12.49 million and the March Target Amount shall equal $14.00 million less the amount of the Designated Receivables, if any, (y) if Buyer sells the Dermablend Business, the National Cosmetics Business and the Iman Business pursuant to Sections 4.11(a) and (b), the December Target Amount shall be $10.63 million and the March Target Amount shall be $10.75 million and (z) if Buyer sells the Dermablend Business pursuant to Section 4.11(a) and Buyer retains the National Cosmetics Business and the Iman Business, Buyer and Seller will negotiate in good faith to establish the Target Amount in a manner consistent with setting of the foregoing amounts.

                  SECTION 1.5 LETTER OF CREDIT. In the event that following the Closing, Seller publicly announces its intention on or prior to the second anniversary of the Closing Date to (i) complete a liquidation of Seller or (ii) distribute by way of extraordinary dividend or stock repurchase all or substantially all of Seller's assets, Seller shall deliver to Buyer an irrevocable letter of credit to secure Seller's obliga tions under this Agreement, in a form reasonably satisfactory to Buyer, issued by a commercial bank having combined capital and surplus of at least $100 million in favor of Buyer. Such letter of credit, if issued on or prior to the end of the eighteenth month after the Closing Date (the "CUT-OFF DATE"), shall be in the initial principal amount of 25% of the Purchase Price, PROVIDED that the amount of any such letter of credit outstanding at the Cut-Off Date will be reduced to equal the dollar value of all


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pending claims for indemnification made by Buyer pursuant to Sections 4.3 and
5.1 as of the Cut-Off Date. Any such letter of credit issued after the Cut-Off Date shall be in the initial principal amount equal to the dollar value of all then pending claims for indemnification made by Buyer pursuant to Sections 4.3 and 5.1. Any such letter of credit shall have a term of two years and shall be subject to automatic renewal for successive six-month periods to the extent that claims for indemnification by Buyer under Section 5.1 remain unresolved. After the second, but before the sixth anniver sary of the Closing Date, if Seller sells all or substantially all of its assets, Seller shall cause the buyer of such assets to assume Seller's obligations under this Agreement, in which event the obligation to issue a letter of credit pursuant to this Section 1.5 will terminate.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

                  SECTION 2.1 ORGANIZATION. Seller, the Company and the Company's Subsidiaries each is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as defined herein). The Company and each of its Subsidiaries are duly qualified, licensed or admitted to do business and are in good standing in those jurisdictions specified in Section 2.1 of the written statement delivered by Seller to Buyer at or prior to the execution of this Agreement (the "DISCLOSURE SCHEDULE"), which, except as disclosed in Section 2.1 of the Disclosure Schedule, are the only jurisdictions in which the ownership, use or leasing of the Company's and its Subsidiaries' properties, or the conduct or nature of their businesses, may make such qualification, licensing or admission necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect. Before Closing, Seller will have delivered to Buyer a complete and correct copy of the certificate of incorporation, bylaws, certificate of formation, operating agreement or similar organizational documents of Seller, the Company and the Company's Subsidiaries. As used in this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse change in, or material adverse effect on, the business, financial


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condition or operations of the Company and its Subsidiaries, taken as a whole;
PROVIDED, HOWEVER, that, the effects of changes that are generally applicable to
(i) the industries or markets in which the Company and its Subsidiaries operate,
(ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; PROVIDED FURTHER, that any adverse effect on the Company or its Subsidiaries resulting from the execution and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect. As used in this Agreement, "SUBSIDIARY" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries. Section 2.1 of the Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Except for interests in the Subsidiaries of the Company and as disclosed in Section 2.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  SECTION 2.2 CAPITALIZATION. Section 2.2 of the Disclosure Sched ule sets forth the authorized, issued and outstanding capital stock of the Company. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 2.2 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no existing
(i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller, the Company or its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or its Subsidiaries or securi ties convertible into or exchangeable for such shares or equity interests, (ii) contrac tual obligations of the Company or its Subsidiaries to repurchase, redeem or other wise acquire any capital stock of Seller, the Company or the Company's Subsidiaries


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or (iii) voting trusts or similar agreements to which Seller, the Company or its
Subsidiaries is a party with respect to the voting of the capital stock of the Company or its Subsidiaries.

                  SECTION 2.3 OWNERSHIP OF STOCK. The Shares are owned benefi cially and of record by Seller, and the shares of each of the Company's Subsidiaries are owned of record and beneficially by the Company, in each case free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Buyer will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws.

                  SECTION 2.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of Seller or its stockholders is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller (and assuming due and valid authorization, execution and delivery hereof by Buyer) is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 2.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in Section 2.5 of the Disclosure Schedule and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (b) applicable requirements under corporation or "blue sky" laws of various states and (c) matters specifically described in this Agreement, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Seller, the Company or the Company's Subsidiaries,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or


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provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller, the Company or the Company's Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller, the Company, the Company's Subsidiaries or any of their properties or assets or (iv) require on the part of Seller, the Company or the Company's Subsidiaries any filing or registration with, notification to, or authori zation, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "GOVERNMENTAL ENTITY"), except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would (A) not have a Company Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or (B) become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

                  SECTION 2.6 FINANCIAL STATEMENTS. Seller has delivered to Buyer (i) the audited consolidated balance sheets (including the related notes) of the Company for the fiscal years ended December 31, 1997, 1996 and 1995, and the related audited consolidated statements of income, shareholder's equity and cash flows (including the notes thereto) for each of the three years in the period ended December 31, 1997, together with a true and correct copy of the report on such audited information by Arthur Andersen LLP, (ii) management letters to the Company from such accountants with respect to the results of such audits and (iii) the unaudited balance sheet of the Company as of March 31, 1998, and the related unaudited consolidated statement of income for the three-month period ended March 31, 1998 (the "UNAUDITED FINANCIAL STATEMENTS" and together with (i), the "FINANCIAL STATEMENTS"). The Financial Statements present fairly, in all material respects, the financial position of the Com pany as of the respective dates or for the respective periods set forth therein in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered, except that the Unaudited Financial Statements lack footnotes and are subject to normal year-end adjustments.

                  SECTION 2.7 NO UNDISCLOSED LIABILITIES. Except as disclosed in
Section 2.7 of the Disclosure Schedule and except for liabilities and obligations (a) incurred in the ordinary course of business after December 31, 1997, (b) disclosed in the Financial Statements or (c) incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, since

December 31, 1997, the Company and its Subsidiaries have not incurred any liabilities or obligations that would be required to be reflected or reserved against in a consoli dated balance sheet of the Company, prepared in accordance with GAAP as applied in preparing the audited consolidated balance sheets of the Company included in the Financial Statements, and that would constitute a Company Material Adverse Effect.

                  SECTION 2.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Section 2.8 of the Disclosure Schedule or in the Financial Statements and except as contemplated by this Agreement (including Section 4.1), since December 31, 1997, the Company has not (i) suffered any change constituting a Company Material Adverse Effect, (ii) amended its certificate of incorporation or bylaws or other organizational documents, (iii) split, combined or reclassified the Shares, (iv) materi ally changed its accounting principles, practices or methods, except as required by GAAP or applicable law or (v) entered into any transaction or activity which would require the prior written consent of Buyer pursuant to Section 4.1(b)-(m) if entered into after the date hereof.

                  SECTION 2.9 EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Section 2.9(a) of the Disclosure Schedule contains a complete list and description of each of the material Benefit Plans. Neither the Company nor any of its Subsidiaries has scheduled or agreed upon future material increases of benefit levels (or creations of new material benefits) with respect to any Benefit Plan.

                  (b) Neither the Company nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan (other than as incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees, excluding benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (c) None of the Company, any of its Subsidiaries, any ERISA Affiliate or any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time within the past six years (i) sponsored, maintained or contributed to any Defined Benefit Plan or (ii) contributed to any "multiemployer plan," as that term is defined in Section 4001 ERISA.

                  (d) Each of the Benefit Plans is, and its administration and opera tion has been, in all material respects in compliance with, and there is no outstanding claim or notice that any such Benefit Plan is not in compliance with, all applicable laws and orders, including, without limitation, the requirements of ERISA and the Code, except for such failures to be in compliance which would not have a Company Material Adverse Effect. Each Qualified Plan has received a determination letter from the Internal Revenue Service stating that it is so qualified.

                  (e) All contributions and other payments required to be made by Seller, the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or upon the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements of Seller in accordance with GAAP.

                  (f) To the knowledge of Seller, no event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which Buyer, the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability pursuant to Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (g) No transaction contemplated by this Agreement will result in material liability to the PBGC under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA with respect to Buyer, the Company, any Subsidiary or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed in respect of any Benefit Plan which could reasonably be expected to result in any such material liability with respect to the Buyer, the Company, any of its Subsid iaries or any such corporation or organization.

                  (h) Except as disclosed in Section 2.9 of the Disclosure Schedule, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become triggered, accelerated, vested, funded or payable, directly or indirectly, by reason of any transaction contemplated by or under this Agreement, either alone or upon the occurrence of any additional or subsequent events.

                  (i) There are no pending or, to the knowledge of Seller, threat ened claims by or on behalf of any Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law which could reasonably be expected to result in material liability on the part of Buyer, the Company, any Subsidiary or any such Benefit Plan.

                  (j) Except as set forth in Section 2.9(j) of the Disclosure Sched ule, no spin-off of assets and liabilities or other similar division or transfer of rights will be required with respect to a Benefit Plan as a result of transactions contemplated by this Agreement.

                  (k) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "BENEFIT PLAN" means any Plan established by the Company or any of its Subsidiaries or Affiliates of any of the foregoing, to which the Company or any of its Subsidiaries contributes or has contributed, or under which any employee, former employee or director of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                           (ii) "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

                           (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                           (iv) "ERISA AFFILIATE" means any person or entity who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company or any of its Subsidiaries (within the meaning of Section 414 of the Code).

                           (v) "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                           (vi) "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                           (vii) "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

                  SECTION 2.10  LITIGATION.

                  (a) Except as disclosed in Section 2.10 of the Disclosure Schedule, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) or, to the knowledge of Seller, investigation pending or, to the knowledge of Seller, action, suit, proceeding or investigation threatened, involving the Company or its Subsidiaries by or before any Governmental Entity or by any third party that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

                  (b) Except as disclosed in Section 2.10 of the Disclosure Schedule, the Company is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with any Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any Governmental Entity, court, or arbitrator.

                  SECTION 2.11  NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Except as disclosed in Section 2.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its certificates of incorporation, bylaws or similar organizational documents, (ii) any Material Agreement (as defined herein) or (iii) any applicable law (including statutes, laws, rules, regulations, judgments, decrees, orders or arbitration awards) or licenses, permits, consents, approvals and authorizations of any Governmental Entity ("PERMITS"), excluding defaults or violations which would not reasonably be expected to have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer.

                  (b) The Company and its Subsidiaries have all material Permits necessary to conduct their businesses in the manner and in the areas in which they are presently being conducted. All such Permits are valid and in full force and effect, except where the failure to have such Permits or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 2.12  TAXES.

                  (a) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company and each of its Subsidiaries has (i) timely filed or caused to be filed all Tax Returns (as defined herein) required to be filed by it other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect and (ii) paid all material Taxes (as defined herein) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Company and its Subsidiaries.

                  (b) Except as disclosed in Section 2.12 of the Disclosure Schedule, none of Seller, the Company or any of the Company's Subsidiaries has received written notice of any ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or any of its Subsidiaries.

                  (c) Except as disclosed in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to the assessment of any Taxes.

                  (d) Except as disclosed in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                  (e) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the withholding of Taxes and payment of withheld taxes (including withholding and reporting requirements under Code ss.ss. 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

                  (f) Except as disclosed in Section 2.12 of the Disclosure Schedule, no deficiency for Taxes has been asserted in writing against the Company and its Subsidiaries that has not been resolved and paid in full or is being contested in good faith.

                  (g) Except as disclosed in Section 2.12 of the Disclosure Schedule, no power of attorney currently in force has been granted by or on behalf of the Company or any of its Subsidiaries concerning any Tax matter.

                  (h) Except as disclosed in Section 2.12 of the Disclosure Schedule, none of Seller, the Company or any of the Company's Subsidiaries has received any written ruling of a taxing authority relating to Taxes of the Company or any of its Subsidiaries or any other written and legally binding agreement with a taxing author ity relating to any Taxes that would have continuing effect after the Closing.

                  (i) Except as disclosed in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has filed a consent pursuant to Code /section/ 341(f) or agreed to have Code /section/ 341(f)(2) apply to any disposition of a subsection (f) asset.

                  (j) Except as disclosed in Section 2.12 of the Disclosure Schedule, no property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Code /section/ 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code /section/ 168.

                  (k) Except as disclosed in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code /section/ 481(a) by reason of a voluntary change in accounting method initiated by or on behalf of the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed an adjustment or change in accounting method.

                  (l) Except as disclosed in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code /section/ 280G as a result of the transactions contemplated by this Agreement.

                  (m) "TAXES" shall mean any and all taxes, charges, fees, levies or other similar assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including, without limitation, any federal, state, local or foreign govern-ment or any subdivision or taxing agency thereof (including a United States posses sion)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and any out-of-pocket expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes. "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  SECTION 2.13 TITLE TO ASSETS. On December 31, 1997 the Company and its Subsidiaries had and, except with respect to assets disposed of since December 31, 1997, in the ordinary course of business, the Company and its Subsidiaries have, good and valid title to, or a valid leasehold interest in, all material tangible properties and assets (other than real property) owned or used by the Company and its Subsid iaries and reflected on the balance sheet of the Company dated as of December 31, 1997 included in the Financial Statements (the "BALANCE SHEET"), or which would have been reflected on the Balance Sheet if acquired prior to December 31, 1997, free and clear of all Encumbrances of any nature except for (i) Encumbrances that secure indebtedness or obligations which are properly reflected on the Balance Sheet (all of which shall be released and dissolved at or prior to the Closing), (ii) liens for Taxes not yet payable or any Taxes being contested in good faith and reserved for on the Balance Sheet, (iii) liens arising as a matter of law in the ordinary course of business, PROVIDED that the obligations secured by such liens are not delinquent or are being contested in good faith and (iv) such imperfections of title and Encumbrances, if any, as do not, individually or in the aggregate, materially interfere with the present use of any of the Company's or its Subsidiaries' properties and assets subject thereto (the "PERMITTED ENCUMBRANCES"). All such material tangible property and assets used in the operation of the Company and its Subsidiaries are, in all material respects, in good operating condition and repair, wear and tear excepted in light of the age of such material tangible property.

                  SECTION 2.14 REAL PROPERTY.

                  (a) With respect to each parcel of real property owned by the Company and its Subsidiaries, the common address of which is included in Section
2.14 of the Disclosure Schedule, and except for matters which would not have a Company Material Adverse Effect, (i) the identified owner has good and valid title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, conditions and other restrictions, and utility ease ments, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character, (ii) there are no leases, subleases, licenses, concessions, or other agreements granting any party the right of use or occupancy of any portion of the parcel of real property and (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property or any portion thereof or interest therein.

                  (b) Except as set forth in Sections 2.14(b) and 2.11 of the Disclo sure Schedule, with respect to each parcel of real property owned by the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice from any governmental entity, and Seller does not have any knowledge, that any of its real property, buildings, structures, facilities, fixtures or other improve ments, or the use thereof, contravenes or violates any building, zoning or administra tive law (whether or not permitted on the basis of prior nonconforming use, waiver or variance), except where such violation would not have a Company Material Adverse Effect. The improvements located on each parcel of real property owned by the Company and its Subsidiaries are adequate and suitable for the purposes for which they are presently being used (ordinary wear and tear excepted in light of the age of such improvements) and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  (c) Seller has delivered to Buyer correct and complete copies of the leases and subleases for all real property leased or subleased to any of the Com pany and its Subsidiaries. Each such lease or sublease is legal, valid, binding, enforce able and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Company Material Adverse Effect.

                  SECTION 2.15  COMPANY INTELLECTUAL PROPERTY.

                  (a) Section 2.15(a) of the Disclosure Schedule sets forth a list of all registrations and applications for copyrights, patents, trademarks and service marks and, to the Company's knowledge, unregistered copyrights, patents, trade marks and service marks ("INTELLECTUAL PROPERTY RIGHTS"), owned by the Company or any of its Subsidiaries that individually are material to the business of the Company or any of its Subsidiaries (collectively, along with the Intellectual Property Rights licensed to the Company or Subsidiaries from third parties the "COMPANY INTELLECTUAL

PROPERTY RIGHTS"), specifying as to each item owned by the Company or any Subsid iary, as applicable: (i) the nature of such Intellectual Property Right; (ii) the jurisdic tions by or in which such Intellectual Property Right has been issued or registered or an application for issuance or registration thereof has been filed; and (iv) the registra tion or application numbers for each such Intellectual Property Right.

                  (b) Section 2.15(b) of the Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsid iaries is permitted to use any Intellectual Property Rights owned or controlled by a third party (excluding off-the-shelf software licenses) or any person is authorized to use any Company Intellectual Property Right, including (i) the identity of all parties thereto and (ii) a description of the nature and subject matter thereof.

                  (c) Except as set forth in Section 2.15(a), (b) or (c) of the Disclosure Schedule (i) the Company and its Subsidiaries own or have the right to use all Company Intellectual Property Rights, as well as, to the Company's knowledge, any trade secrets and inventions, in each case material to the operations of the Company and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances) or, with respect to items of Intellectual Property owned by the Company or any of its Subsidiaries, to the Company's knowledge, any other claim of ownership or, right to use by or of any other person, except pursuant to the license agreements set forth in Section 2.15(b) of the Disclosure Schedule and (ii) to the Company's knowledge, each Company Intellectual Property Right owned by the Company which is the subject of a registration is in full force and effect and to the Company's knowledge, is valid and enforceable. To the knowledge of Seller, neither the Company nor any of its Subsidiaries is, or has received any written notice that it is, in default under any license or agreement pursuant to which it uses any Company Intellectual Property Rights, except for defaults which are not reasonably expected to have a Company Material Adverse Effect.

                  (d) Except as set forth in Section 2.15(d) of the Disclosure Schedule or except for actions or claims which would not have a Company Material Adverse Effect: neither the Company nor any of its Subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement by the Company or any of its Subsidiaries of any third party's Intellectual Property Right, and Seller has no knowledge of any other such infringement by the Company or any of its Subsidiaries, and there is no outstand ing claim or suit brought by the Company or its Subsidiaries for, and Seller has no knowledge of, any continuing infringement by any other person of any Company

Intellectual Property Rights. Except as set forth in Section 2.15(c) of the Disclosure Schedule, no Company Intellectual Property Right owned by the Company or any Subsidiary is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use or transfer thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsid iaries to any person, except as may be contained in the license agreements set forth in Sections 2.15(a) and (b) of the Disclosure Schedule and under other non-material licenses.

                  (e) To the Company's knowledge and except as may be determined in connection with the claims set forth in Section 2.15(c) of the Disclosure Schedule, none of the products manufactured, nor any process or know-how used, by the Company or any of its Subsidiaries infringes any Intellectual Property Right of any other person, except for infringements which would not have a Company Material Adverse Effect.

                  SECTION 2.16 CONTRACTS. Section 2.16 of the Disclosure Schedule contains a true and complete list of all Material Agreements. Except as set forth in Section 2.16 of the Disclosure Schedule, each Material Agreement is in full force and effect, is a valid and enforceable agreement of the Company and its Subsidiary and, to the knowledge of Seller, the other parties thereto in accordance with its terms. As used in this Agreement, "MATERIAL AGREEMENT" means each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their respective properties is subject that (i) obligates the Company or any of its Subsidiaries to pay an amount in excess of $100,000 in any twelve-month period beginning after December 31, 1997 other than purchase orders entered into in the ordinary course of business, (ii) provides for the extension of credit (excluding trade credit issued in the ordinary course of business), (iii) provides for a guaranty by the Company or any of its Subsidiaries of obligations of others in excess of $100,000, (iv) constitutes an employment agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty, (v) expressly limits, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, compete with any person or expand the nature or geographic scope of its business, (vi) includes a partnership, joint venture or shareholders' arrangement, (vii) relates to the future dispositions or acquisitions of assets or properties other than in the ordinary and usual course of business consistent with past practice, or any merger or business combination, (viii) includes any collective bargaining or similar labor agreement or (ix) includes arrange-ments with distributors, dealers, manufacturer's representatives, sales agencies or franchisees not terminable on less than sixty (60) days' notice without penalty.

                  SECTION 2.17 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in Section 2.17 of the Disclosure Schedule, Seller and the Company have not, as of the date hereof, received any written notice alleging the violation of, or liability under, any applicable Environmental Laws, which violation or liability would be reasonably likely to result in a Company Material Adverse Effect and, to the knowledge of Seller, (i) the Company and its Subsidiaries are in compliance with all Environmental Laws,
(ii) the Company and its Subsidiaries have obtained and are in compliance with all Permits received pursuant to applicable Environmental Laws with respect to the business as currently conducted, (iii) no hazardous waste or Hazardous Substance has been stored, treated or disposed of by the Company or its Subsidiaries on the real estate owned or leased by the Company or its Subsidiaries except in compliance with applicable Environmental Laws, (iv) the Company and its Subsidiaries have lawfully disposed of their hazardous waste with respect to the operations of their businesses and (v) there have been no "Releases" (as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. /section/ 9601, ET SEQ.) of Hazardous Substances at any of the real estate owned or operated by the Company or its Subsidiaries, except, in each case referred to in clauses (i) through (v) above, where such failure to comply with applicable Environmental Laws and Permits or to obtain Permits or to store, treat or dispose of hazardous waste or hazardous substances would not have a Company Material Adverse Effect.

                  (b) For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means all foreign, federal, state and local laws, regulations, rules and ordi nances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manu facture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources. The term "HAZARDOUS SUBSTANCES" means any toxic, hazardous, radioactive, caustic, or dangerous sub stances, pesticides, wastes, pollutants or contaminants, or any other substances that are defined as any of the above by or regulated as such under, any Environmental Law, including, without limitation, petroleum and asbestos.

                  (c) The representations and warranties set forth in this
Section 2.17 shall be the sole and exclusive representations and warranties with respect to environmental matters made by Seller in this Agreement.

                  SECTION 2.18 BROKERS OR FINDERS. Seller represents, as to itself and the Company, that, except for A.G. Edwards & Sons, Inc., no agent, broker, invest ment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Seller acknowledges that it is responsible for the payment of the fees of A.G. Edwards & Sons, Inc. in connection with the transactions contemplated by this Agreement.

                  SECTION 2.19 EMPLOYEES; LABOR RELATIONS. Seller has delivered to Buyer prior of this Agreement a list identifying each employee of the Company and its Subsidiaries with yearly base salary in excess of $50,000, the position and rate of compensation of each such employee and copies of contracts entered into between the Company and its Subsidiaries and such employee, if any. Except as disclosed in Section 2.19 of the Disclosure Schedule, (a) to the knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company and its Subsidiaries and (b) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought since January 1, 1997 against the Company and its Subsidiaries with respect to the conduct of their businesses before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. Since January 1, 1997, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including those relating to wages, hours and collective bargaining.

                  SECTION 2.20 AFFILIATE TRANSACTIONS. Except as disclosed in
Section 2.20 of the Disclosure Schedule, (a) there are no intercompany liabilities between the Company or any of its Subsidiaries, on the one hand, and Seller or any officer, director or Affiliate of Seller (other than the Company and its Subsidiaries), on the other; (b) neither Seller nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsid iaries; (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to Seller or any such officer, director or Affiliate; and
(iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any debt or equity securities issued by Seller or any such officer, director or Affiliate. Except as disclosed in Section 2.20 of the Disclosure Schedule, since December 31, 1997, all settlements of intercompany liabilities between the Company or any Subsidiary, on the one hand, and Seller or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary and usual course of business consistent with past practice.

                  SECTION 2.21 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. Section 2.21 of the Disclosure lists the ten largest customers of the Company and its Subsidiaries, on the basis of revenues for goods sold or services provided for the year ended Decem ber 31, 1997 and the four month period ended April 30, 1998. Section 2.21 of the Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiar ies, on the basis of cost of goods or services purchased for the year ended December 31, 1997 and the four month period ended April 30, 1998. As of the date hereof, except as disclosed on Section 2.21 of the Disclosure Schedule, since April 30, 1998, neither the Company nor any of its Subsidiaries has received written notice that there has been or will be any material change in the business relationship of the Company with any of such customers or suppliers.

                  SECTION 2.22 ACCOUNTS RECEIVABLE. Except as set forth in
Section 2.22 of the Disclosure Schedule, the accounts and notes receivable of the Company and its Subsidiaries reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to December 31, 1997, (i) arose from BONA FIDE sales transactions in the ordinary and usual course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (PROVIDED that such representation is not intended to be a representation as to collectability and in no way guarantees the collectability of such accounts and notes receivable), (iii) are not subject to any valid set-off or counterclaim (other than rights of return in the ordinary course of business) and (iv) as of the date hereof, are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries (other than as fully reserved in the Closing Balance Sheet or arising in the ordinary course of business).

                  SECTION 2.23 INVENTORY. Except as set forth on Section 2.23 of the Disclosure Schedule, no clearance or extraordinary sale of inventory has been conducted since December 31, 1997. The Company and its Subsidiaries have not committed to acquire inventory for sale which is not of a quantity usable in the ordinary and usual course of the business within a reasonable period of time and consistent with past practices. Section 2.23 of the Disclosure Schedule sets forth a complete list of the addresses of the warehouses and other facilities in which the inventory is located as of the date hereof.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  SECTION 3.1 ORGANIZATION. Buyer is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and author ity to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Buyer Material Adverse Effect. As used in this Agreement, "BUYER MATERIAL ADVERSE EFFECT" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of Buyer and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that the effects of changes that are generally applicable to (i) the industries or markets in which Buyer and its Subsidiaries operate, (ii) the United States econ omy, or (iii) the United States securities markets shall be excluded from the determi nation of Buyer Material Adverse Effect; and PROVIDED, FURTHER, that any adverse effect on Buyer and its Subsidiaries resulting from the execution and the announce ment of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Buyer Material Adverse Effect.

                  SECTION 3.2 AUTHORIZATION; VALIDITY OF AGREEMENT. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer (and assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for
(a) filings pursuant to the HSR Act and (b) matters specifically described in this Agreement, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation, bylaws or other organizational documents of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instru ment or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Buyer, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a Buyer Material Adverse Effect and would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

                  SECTION 3.4 ACQUISITION FOR INVESTMENT. Buyer is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares. The Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

                  SECTION 3.5 FINANCING. Buyer has available existing credit facilities (including an acquisition line of credit and a revolving credit facility) which, together with Buyer's cash on hand as of the Closing Date, will be sufficient to enable Buyer to pay the full amount of the Purchase Price at the Closing.

                  SECTION 3.6 BROKERS OR FINDERS. Buyer represents, as to itself, its Subsidiaries and its Affiliates, that other than PaineWebber Incorporated (whose fee Buyer will pay), no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agree ment. As used in this Agreement, the term "AFFILIATE(S)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                  SECTION 3.7 INVESTIGATION BY BUYER. In entering into this Agreement, Buyer:

                  (a) acknowledges that, except for the specific representations and warranties of Seller contained in Article II, none of Seller, the Company, the Com pany's Subsidiaries or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, (D) it is not acting in reliance on any such projection or forecast so furnished to it and (E) it shall have no claim against any such person with respect to any such projection or forecast; and

                  (b) agrees, to the fullest extent permitted by law, that Seller and its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or otherwise made available, or statements made, (or omissions to so provide, make available or state) to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, including, without limitation, in respect of the specific representations and warranties of Seller set forth in Article II, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein and in the Disclosure Schedule (including Section 3.7 thereof).

                  SECTION 3.8 CAPITAL ADEQUACY; SOLVENCY. Buyer represents that immediately after the sale of the Shares and the other transactions contemplated herein, Buyer (and any successor corporation) will have a positive net worth (calcu lated in accordance with GAAP) and will not be insolvent (as defined under the federal Bankruptcy Code (the "BANKRUPTCY CODE") and in equity) and that the sale of the Shares and other transactions contemplated hereby and any borrowing by Buyer in connection with such transactions will not have the effect of hindering, delaying or defrauding any creditors of Buyer (or any successor corporation). Buyer further represents that (A) upon consummation of the sale of the Shares and within the meaning of Sections 544 and 548 of the Bankruptcy Code and comparable state statutes, the Company (and any successor corporations) will not (i) be insolvent or rendered insolvent, (ii) have an unreasonably small capital with respect to the business or transactions engaged in or to be engaged in, (iii) incur debts that would be beyond the ability of Buyer or any successor corporation's ability to pay as such debts mature, and (B) the Purchase Price is a reasonably equivalent value in exchange for the Shares.

                                   ARTICLE IV

                                    COVENANTS

                  SECTION 4.1 INTERIM OPERATIONS OF SELLER. Seller covenants and agrees that, except (i) as contemplated by this Agreement, (ii) entering into new warehousing/distribution arrangements to replace the agreement with Cosmetic Essence, Inc., PROVIDED that Seller has consulted with Buyer as to the terms with respect to such new arrangements prior to entering into any definitive agreement related thereto and that any such definitive agreement (A) has an initial term of 24 months or less and (B) is on terms no less favorable in the aggregate in any material respect than the current arrangement, based on 1997 sales volume and product mix, (iii) the continuation of the Affiliate transactions in Section 2.20 of the Disclosure Schedule, (iv) that Seller will have the right to delay payment of accounts payable by an amount not in excess of (A) $120,000, if Seller and/or its designees elect to purchase, and Buyer sells, the Dermablend Business, the National Cosmetics Business and the Iman Business pursuant to Sections 4.11 (a) and (b) or (B) $1,500,000, if Buyer retains the Dermablend Business but Seller and/or its designees elect to purchase, and Buyer sells, the National Cosmetics Business and the Iman Business pursuant to Section 4.11(b) or (v) with the prior written consent of Buyer, after the date hereof and prior to the Closing Date, Seller will cause:

                  (a) the Company and its Subsidiaries to conduct their businesses in the ordinary and usual course of business;

                  (b) the Company and its Subsidiaries not to amend their certifi cates of incorporation or bylaws or similar organizational documents;

                  (c) the Company not to (i) split, combine or reclassify the Shares, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commit ments or rights of any kind to acquire, the Shares or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (d) the Company and its Subsidiaries not to (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except as may be required by applicable law or (ii) materially increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors;

                  (e) the Company and its Subsidiaries not to, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, acquire, sell, lease or dispose of any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole;

                  (f) the Company and its Subsidiaries not to (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the Company and its Subsidiaries taken as a whole, (iii) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice, (iv) pledge or otherwise encumber the Shares or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Encumbrance of any kind with respect to any such asset;

                  (g) the Company and its Subsidiaries not to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

                  (h) the Company and its Subsidiaries not to authorize any new capital expenditure of capitalized items which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000;

                  (i) the Company and its Subsidiaries not to enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

                  (j) the Company and its Subsidiaries not to adopt plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (k) the Company not to materially change any of the accounting policies used by it in preparing the Financial Statements unless required by GAAP or applicable law;

                  (l) the Company and its Subsidiaries not to settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement is material to the Company taken as a whole, without the prior written consent of Buyer, which consent will not be unreasonably withheld;

                  (m) the Company and its Subsidiaries not to enter into any transac tion with Seller or any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of Seller (i) outside the ordinary and usual course of business consistent with past practice or (ii) other than on an arm's-length basis, other than pursuant to any arrangement disclosed in Section
2.20 of the Disclosure Schedule; and

                  (n) the Company and its Subsidiaries not to authorize or enter into an agreement to do any of the foregoing.

                  SECTION 4.2 ACCESS TO INFORMATION. Seller shall cause the Company to afford Buyer's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to its and its offices, properties, contracts, commitments, tax and accounting work papers, books and records (including but not limited to Tax Returns) and any material report, schedule or other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and to use all reasonable efforts to cause its representatives to furnish promptly to Buyer such additional material financial and operating data and other information as to its businesses and properties as Buyer or its duly authorized representatives may from time to time reasonably request; PROVIDED, HOWEVER, that nothing herein shall require Seller or the Company to disclose any information to Buyer if such disclosure (i) would cause significant competitive harm to Seller, the Company, the Company's Subsidiaries or their Affiliates if the transactions contemplated by this Agreement were not consummated or (ii) would violate applicable laws or regulations or the provisions of any confidenti ality agreement to which Seller, the Company, the Company's Subsidiaries or their Affiliates is a party. Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between Seller and Buyer, dated as of October 28, 1997 (the "CONFIDENTIALITY AGREEMENT").

                  SECTION 4.3 TAX MATTERS.

                  (a) CODE /SECTION/ 338(H)(10) ELECTION. Seller and Buyer shall jointly make all available elections described in Code /section/ 338(h)(10) and any corresponding elections under applicable state and local tax laws (the "ELECTIONS") for the Company and its Subsidiaries. Seller and Buyer agree to report the transactions under this Agreement consistently with the Elections. Buyer will prepare all forms required to be filed in connection with the Elections ("CODE /SECTION/ 338 FORMS"), and Buyer and Seller shall each execute an Internal Revenue Service Form 8023 for the Company and each of its Subsidiaries at Closing. All Code /section/ 338 Forms shall be filed by the party required to file such forms under applicable law. Each party shall promptly execute and deliver to the other party all documentation reasonably requested by such other party, including the completed Code /section/ 338 Forms. Within 150 days after the Closing, Buyer will compute the Modified Aggregate Deemed Sale Price ("MADSP") of the assets of the Company and its Subsidiaries (pursuant to applicable Treasury Regulations) and will notify Seller of its allocation of the MADSP among the assets. After receipt of Buyer's calculation of the MADSP, Seller shall have 30 days to review such calculation. Unless Seller delivers written notice to Buyer on or prior to the thirtieth day after receipt of the MADSP calculation specifying in reasonable detail its objection to the MADSP calculation, such calculation shall be deemed final and binding between Buyer and Seller. In the event Seller has provided a timely notice of objections to the MADSP calculation with which Buyer does not agree, the Neutral

Auditor shall resolve such dispute in accordance with the provisions of Section 1.4(c) subject to Section 4.11(f). Buyer and Seller each agrees to act in accordance with these allocations in any relevant Tax Returns. Notwithstanding anything to the contrary contained in this Section 4.3, all income Taxes imposed as a result of the transactions contemplated by this Agreement, including as result of the Elections, shall be the responsibility of Seller.

                  (b) SELLER INDEMNIFICATION. Seller shall be liable for, and shall indemnify and hold Buyer harmless against, all Taxes of the Company, including income Taxes imposed on the Company as a result of the Elections, payable for any taxable year or taxable period ending on or before the Closing Date (other than Taxes imposed as a result of actions outside the ordinary course of business occurring after the Closing on the Closing Date). To appropriately apportion any income Taxes relating to any taxable year or period beginning before and ending after the Closing Date by a closing of the Company's books as of the end of the day on the Closing Date, the parties shall apportion such income Taxes to the portion of the taxable period ending on or before the Closing Date by a closing of the Company's books at the end of the day on the Closing Date except that (i) exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis and (ii) all Taxes relating to actions outside the ordinary course of business occurring after the Closing on the Closing Date (other than income Taxes imposed as a result of the Elections) shall be apportioned to the period ending after the Closing Date. To appropriately apportion any non-income Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such non-income Taxes to the portion of the taxable period ending on or before the Closing Date as follows: (x) AD VALOREM Taxes (including, without limitation, real and personal property Taxes) shall be accrued on a daily basis over the period for which such Taxes are levied, or if it cannot be determined over the period such Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, (y) all Taxes relating to actions outside the ordinary course of business occurring on or after the Closing on the Closing Date (other than income Taxes imposed as a result of the Elections) shall be apportioned to the period ending after the Closing Date and (z) franchise and other privilege Taxes not measured by income shall be accrued on a daily basis over the period to which the privilege relates. Seller's obligations under this paragraph shall not be limited or affected by any disclosures made by Seller in or pursuant to Article II.

                  (c) BUYER AND COMPANY INDEMNIFICATION. Except as otherwise provided in (b) above, Buyer and the Company shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, any and all Taxes imposed on the Company relating or apportioned to any taxable year or portion thereof ending after the Closing Date, including, without limitation, Taxes imposed as a result of actions outside the ordinary course of business occurring after the Closing on the Closing Date (other than income Taxes imposed as a result of the Elections).

                  (d) TAX SHARING AGREEMENT. Any Tax sharing agreements, settlement agreements, arrangements, policies or guidelines, formal or informal, express or implied, that may exist between the Company or any of its Subsidiaries on the one hand, and Seller or any other affiliate of Seller, on the other hand (a "TAX SHARING AGREEMENT"), shall terminate as of the Closing Date and, except as specifi cally provided herein, any obligation to make payments under any Tax Sharing Agreement shall be cancelled as of the Closing Date. Seller shall not amend any Tax Sharing Agreement prior to its termination pursuant to this Section 4.3(d).

                  (e) PRE-CLOSING TAXES. Seller shall cause the Company and its Subsidiaries, and the Company and its Subsidiaries shall consent, to join for all taxable periods ending on or before the Closing Date in Seller's consolidated federal income Tax Return and in any required state or local consolidated or combined income or franchise Tax Returns that include the Company and its Subsidiaries ("PRE-CLOSING CONSOLIDATED TAX RETURNS"). Seller's Consolidated Group shall timely prepare and file all Pre-Closing Consolidated Tax Returns that include the Company and its Subsidiar ies. Seller's Consolidated Group shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law, other than Pre-Closing Consoli dated Tax Returns, covering the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date ("PRE-CLOSING SEPARATE TAX RETURNS"; together with Pre-Closing Consolidated Tax Returns, "PRE-CLOSING TAX RETURNS"). Seller shall prepare all Tax Returns in accordance with the Tax accruals on the books and records of the Company and its Subsidiaries. Seller will not amend any Pre-Closing Tax Returns without the consent of Buyer (which consent shall not be unreasonably withheld) if such amended Tax Return would affect the amount of Taxes for which Buyer is liable under this Agreement. Seller's Consolidated Group shall timely pay or cause to be paid all Taxes related to Pre-Closing Tax Returns.

                  (f) TRANSFER TAXES. Buyer shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees ("TRANSFER TAXES") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Seller and the Company and its Subsidiaries on an after-Tax basis with respect to all Transfer

Taxes. Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

                  (g) TAX RETURNS FOR STUB PERIOD. To the extent that the taxable period for any Tax of the Company or any of its Subsidiaries does not end on the Closing Date, Seller and Buyer will, to the extent permitted by applicable law, elect with the relevant state and local taxing authorities to close the taxable period of the Company and its Subsidiaries on the Closing Date. In any case where applicable law does not permit the Company or any of its Subsidiaries to close its taxable year on the Closing Date, Buyer will cause to be prepared and duly filed all Tax Returns relating to Taxes of the Company and its Subsidiaries for any taxable period that includes and ends after the Closing Date. At least 30 days prior to the due date of any such Tax Return Buyer shall provide copies of such Tax Return to Seller for Seller's review and approval, which approval shall not be unreasonably withheld. The Taxes shown as due on such Tax Returns shall be apportioned between Seller and Buyer in accordance with Section 4.3(b).

                  (h) REFUNDS OR CREDITS. Buyer or the Company shall promptly pay to Seller any refunds or credits (including interest thereon) relating to Taxes for which Seller may be liable under this Section 4.3. For purposes of this Section 4.3(h), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Buyer shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; PROVIDED, HOWEVER, that Buyer shall not be required to file such claims for refund to the extent such claims for refund would have a Company Material Adverse Effect in future periods or to the extent the claims for refund relate to a carryback of an item. Buyer shall be entitled to all other refunds and credits of Taxes; PROVIDED, HOWEVER, Buyer will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's consent.

                  (i) MUTUAL COOPERATION. As soon as practicable, but in any event within 15 days after either Seller's or Buyer's request, as the case may be, Buyer shall deliver to Seller or Seller shall deliver to Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company (and shall provide such other assistance as may reasonably be requested), to cause the completion and filing of all Tax Returns or to respond to audits by or litigation with any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Buyer or the Company to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Buyer and Seller shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(i). After such five-year period, Buyer or Seller may dispose of such information, books and records, PROVIDED that prior to such disposi tion, Buyer or Seller shall give the other party the opportunity to take possession of such information, books and records.

                  (j) CONTESTS. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Buyer shall, if informed of such an assertion, promptly inform Seller within 5 business days, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement, PROVIDED that Seller shall have agreed in writing to assume all costs and expenses of any such contest and shall have recognized its obligation to indemnify Buyer under this Agreement for any such Taxes. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer is liable under this Agreement, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller are liable under this Agreement.

                  SECTION 4.4 EMPLOYEE MATTERS.

                  (a) As of the Closing Date, Buyer shall cause the Company and its Subsidiaries to continue to employ all persons who, immediately prior to the Closing Date, were employees (the "COMPANY EMPLOYEES") of the Company or its Subsidiaries on terms no less favorable in the aggregate (including with respect to position, duties, responsibilities, location, compensation, incentives and Benefit Plans, (as defined herein)) than those in effect on the date hereof with respect to such Company Employees. Buyer agrees that, for a period of at least two years following the Closing, Buyer shall provide the Company Employees with employee benefits that are generally comparable in the aggregate than those provided to the Company Employees immediately prior to the date hereof. With respect to any employee benefits that are provided to the Company Employees under any of Buyer's employee benefit plans, programs, policies and arrangements, including vacation policies ("BUYER PLANS"), service accrued by the Company Employees during employment with Seller, the

Company and the Company's Subsidiaries prior to the Closing Date shall be recog nized for all purposes, except to the extent necessary to prevent duplication of benefits. Without limiting the generality of the foregoing, Buyer agrees to maintain the Company's general severance policy as described in Section 4.4(a) of the Disclo sure Schedule for a period of one year following the Closing Date.

                  (b) Buyer agrees to assume and honor, and cause the Company and its Subsidiaries to assume and honor, without modification, the employment, severance, retention, other incentive agreements and arrangements, as amended through the date hereof (each, an "EMPLOYEE ARRANGEMENT") for the benefit of the employees of the Company or its Subsidiaries as described in Section 4.4(b) of the Disclosure Schedule. Seller shall indemnify Buyer for any severance payments the Company owes to any Company employee other than as described in Section 4.4(b) of the Disclosure Schedule or to any former Company employees whose employment with the Company terminates prior to the Closing to the extent any such amounts are not accrued for on the Final Closing Statement.

                  (c) Buyer shall cause each Buyer Plan to waive any (i) pre-existing condition restriction which was waived under the terms of any analogous Benefit Plan immediately prior to the Closing and (ii) waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing to the extent such Company Employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing. The Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Buyer Plan for which deductibles or co-payments are required. For purposes of this Agreement, "Company Employees" shall include those Company Employees who, as of immediately prior to the Closing Date, are on lay-off, disability or leave of absence, paid or unpaid.

                  SECTION 4.5 PUBLICITY. The initial press releases with respect to the execution of this Agreement shall be reasonably acceptable to Buyer and Seller. Thereafter, so long as this Agreement is in effect, neither Buyer nor Seller nor any of their respective Affiliates shall issue or cause the publication of any press release with respect to the transactions contemplated hereby or this Agreement without the prior agreement of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

                 SECTION 4.6  APPROVALS AND CONSENTS; COOPERATION; NOTIFICATION.

                  (a) The parties shall use all reasonable efforts and cooperate with each other to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agree ment. Each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Buyer and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, the Company, the Company's Subsidiaries or Buyer, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that nothing contained herein shall be deemed to provide any party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof) and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).

                  (b) Seller and Buyer shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection therewith. Without limiting the generality of the foregoing, the parties agree to file any applications required under the HSR Act within three business days after the date hereof.

                  (c) Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this

Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

                  (d) Seller shall give prompt notice to Buyer of the occurrence of any Company Material Adverse Effect, and Buyer shall give prompt notice to Seller of the occurrence of any Buyer Material Adverse Effect. Seller and Buyer each shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

                  SECTION 4.7  NON-COMPETITION.

                  (a) Seller agrees that neither Seller nor any of its Affiliates shall, directly or indirectly, at any time within the four year period immediately following the Closing Date:

                           (i) engage for its own account or the account of others, or have any ownership, management, employment, agency, consultancy or other interest in, or provide financing to, any person or entity that engages in the sale, distribution, packaging, manufacture or marketing of any (i) Afrocentric hair care products,
         (ii) in the event that Seller or its designees do not acquire the National Cosmetics Business after the Closing, ethnic cosmetics or
         (iii) in the event that Seller or its designees do not acquire the Dermablend Business after the Closing, corrective cosmetics (other than corrective cosmetics sold through the medical channels) (the "PROHIBITED ACTIVITIES"), or assist any other person or entity to do so, except that Seller and its Affiliates may (x) own, directly or indirectly, solely as an investment, securities of any entity engaged in the Prohibited Activities that are publicly traded if Seller and its Affiliates do not, directly or indirectly, beneficially own, collectively, five percent (5%) or more of any class of securities of such entity or (y) have an ownership interest otherwise prescribed by this Section 4.7 during such period if such ownership interest arises as a result of the acquisition of a business entity not principally engaged in the Prohibited Activities; PROVIDED that Seller or its Affiliate uses commercially reasonable efforts to sell the competing portion as soon as reasonably practicable;

                           (ii) for its own account or for the account of others, attempt to or assist any other person or entity in attempting to do any of the following with respect to the Prohibited Activities:
         (w) solicit to employ any
         director, officer or employees of Buyer or its Affiliates or encourage any such person to terminate such relationship with Buyer or its Affiliates, (x) encour age any customer, client, supplier or other business relationship of Buyer or its Affiliates to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of Buyer or its Affiliates, as the case may be, (y) encourage any customer or supplier not to enter into a business relation ship with Buyer or its Affiliates or (z) impair or attempt to impair any relation ship, contractual or otherwise, between Buyer or its Affiliates or any of their customers, suppliers or other business relationships. As used in this Agreement, the term "solicit to employ" shall not include general solicitations not specifically directed toward employees of Buyer or its Affiliates; or

                           (iii) the provisions of clauses (i) and (ii) above will not apply in the event of a change in control of Seller, including as a result of a merger resulting in Seller's then-current stockholders owning less than a majority of the outstanding voting securities of the entity resulting from such merger, or sale of all or substantially all of the assets or outstanding voting securities of Seller, if the entity which takes control of Seller derived, immediately prior to such change\ in control, substantial revenues from Prohibited Activities.

                  (b) The parties agree that damages at law for violation of the provisions of this Section 4.7 may not be an adequate remedy and that if Seller or its Affiliates violate any of the provisions thereof, in addition to any other available rights or remedies, Buyer, its Affiliates and their successors and assigns, shall be entitled to seek temporary or permanent injunctive relief with regard to such violation. The parties recognize that laws and public policies of the jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.7. It is the intention of the parties that the provisions of this Section 4.7 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement of this Section 4.7 may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 4.7 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.7. Accordingly, if any provision of this Section 4.7 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  SECTION 4.8 USE OF "IVAX" NAME. Buyer agrees and agrees to cause the Company or its Subsidiaries not to use the "IVAX" name, trademark (including the "double equilateral triangle design"), tradename or logo (including the hourglass logo) at any time after the Closing Date.

                  SECTION 4.9 AFFILIATE TRANSACTIONS. Except as set forth in
Section 4.9 of the Disclosure Schedule, immediately prior to the Closing, all indebtedness and other amounts owing under any arrangement between Seller or any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of Seller, on the one hand, and the Company or any of its Subsidiaries, on the other, will be paid in full, and Seller will terminate and will cause any such officer, director or Affiliate to terminate each such arrangement with the Company or any of its Subsidiaries.

                  SECTION 4.10 FURTHER ASSURANCES.

                  (a) Prior to Closing, each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or as reasonably requested by the other party to consummate and make effective the transactions contemplated by this Agreement. At any time or from time to time after the Closing, Seller shall execute and deliver to Buyer such other documents and instruments, provide such materials and information, and take such other action as Buyer may reasonably request to make effective the transactions contemplated by this Agreement.

                  (b) Seller shall use all reasonable efforts to assist Buyer, Deloitte & Touche LLP and Arthur Andersen LLP, at Buyer's cost and expense, in the preparation of historical financial statements of the Company and its Subsidiaries which Buyer may be required to file in a current report on Form 8-K pursuant to the requirements of the Exchange Act including, without limitation, the unaudited balance sheet of the Company as of March 31, 1997 and the related unaudited statements of income and cash flow for the three-month period ended March 31, 1997, the statement of cash flow for the three-month period ended March 31, 1998, and the unaudited balance sheets of the Company as of June 30, 1998 and 1997 and the related unaudited statements of income and cash flow for the three- and six-month periods ended June 30, 1998 and 1997.

                  (c) After the Closing Date, Buyer shall execute and deliver to Seller such other documents and instruments, provide such materials and information, and take such other action as Seller or its designees may reasonably request to make effective the transactions contemplated in Section 4.11.

                  SECTION 4.11  POST-CLOSING PURCHASE TRANSACTIONS.

                  (a) Seller or its designees shall have an option to arrange for a third party not affiliated with Seller, including without limitation, a trust or similar escrow agent, (the "THIRD PARTY PURCHASER") to purchase the Dermablend Business from Buyer for a payment to Buyer of $15 million (it being understood that any amount paid by the Third Party Purchaser exceeding $15 million will be paid to Seller), PROVIDED that the Seller has delivered written notice to Buyer of its election to arrange for the purchase the Dermablend Business at least two business days prior to the Closing Date. Following the delivery of such written notice, the Third Party Purchaser shall purchase, and Buyer will sell, the Dermablend Business on the Closing Date immediately following the Closing. At such closing, either the Third Party Purchaser or Seller on behalf of the Third Party Purchaser will deliver to Buyer $15 million by cashier's check or wire transfer of immediately available funds to an account designated by Buyer in exchange for the transfer of the Dermablend Business, free and clear of all Encumbrances created by Buyer. The Dermablend Business may be transferred, at Seller's election, either in the form of (i) the transfer of all of the stock of Flori Roberts Inc. if the Dermablend Business is transferred together with the National Cosmetics Business; (ii) an asset sale by Flori Roberts Inc.; (iii) a transfer by Flori Roberts Inc. of all of the membership interests of a new limited liability company (a "LLC") that may be formed prior to Closing pursuant to Section 4.11(c) or (iv) such other form of transfer reasonably acceptable to Buyer.

                  The "DERMABLEND BUSINESS" means all the rights, title and interest to all of the assets (including contracts and leases) used or held for use in connection with the operation of the business of selling corrective cosmetics under the brand name "Dermablend," including, without limitation, all associated intellectual property used primarily in such business to the extent not material to the Company's business to be retained by Buyer, and all associated liabilities, PROVIDED that if Buyer retains the Dermablend Business and, pursuant to Section 4.11(b), sells the National Cosmetics Business and the Iman Business, the Dermablend Business will also include the net accounts receivable (other than the Designated Receivables (as defined below)), bank overdraft, accounts payable and accrued expenses related to the National Cosmetics Business and the Iman Business as of the Closing Date.

                  (b) Buyer shall have the option to require Seller or its designees to purchase, and Seller or its designees shall have the option to purchase, the National

Cosmetics Business (as defined) and the Iman Business (as defined) together and not separately PROVIDED that either party has delivered written notice to the other party of its election to have Seller or its designees purchase the National Cosmetics Business and the Iman Business at least two business days prior to Closing. Following the delivery of such written notice by either party, Seller or its designees shall purchase, and Buyer will sell to Seller or its designees, the National Cosmetics and Iman Businesses on the Closing Date immediately following the Closing. At such closing, Seller or its designees, as the case may be, shall deliver to Buyer $1 by check in exchange for the transfer of the National Cosmetics Business and Iman Business, in each case free and clear of all Encumbrances created by Buyer. The National Cosmetics Business may be transferred, at Seller's election, either in the form of (i) the transfer of all of the stock of Flori Roberts Inc. if the National Cosmetics Business is transferred together with the Dermablend Business; (ii) an asset sale by Flori Roberts Inc.; (iii) a transfer by Flori Roberts Inc. of all of the membership interests of a new LLC that may be formed prior to Closing pursuant to Section 4.11(c) or (iv) such other form of transfer reasonably acceptable to Buyer. The Iman Business may be transferred, at Seller's election, in the form of (i) the transfer of all of the stock of Flori Roberts Inc. if the Iman Business is both contributed to Flori Roberts Inc. and the Iman Business is transferred together with the Dermablend Business; (ii) an asset sale by the Company; (iii) a transfer by the Company of all of the membership interests of a new LLC that may be formed prior to Closing pursuant to Section 4.11(c) or (iv) such other form of transfer reasonably acceptable to Buyer. Notwithstanding the foregoing, if the National Cosmetics Business and the Iman Business are transferred together with the Dermablend Business, to the extent practicable, such transfer will be accomplished by (x) a transfer of the Iman Business to Flori Roberts Inc. followed by (y) a transfer of all of the stock of Flori Roberts Inc., subject to there being no adverse tax or economic consequences (with adverse tax consequences meaning taxes incremental to those incurred by using another method of structuring such transfers) to Buyer or Seller or their affiliates therefrom.

                  The "NATIONAL COSMETICS BUSINESS" means all the rights, title and interest to all of the assets (including contracts and leases) used or held for use in connection with the operation of the business of selling ethnic cosmetics under the brand names "Flori Roberts,""Patti LaBelle" and "Wu-Tang", all associated intellectual property used primarily in such business to the extent not material to the Company's business to be retained by Buyer, PROVIDED that if Buyer retains the Dermablend Business and, pursuant to Section 4.11(b), sells the National Cosmetics Business and the Iman Business, the net accounts receivable (other than the Designated Receivables), bank overdraft, accounts payable and accrued expenses related to the National Cosmetics Business will be retained by the Buyer as part of the

Dermablend Business. The "IMAN BUSINESS" means all the rights, title and interest to all of the assets (including contracts and leases) used or held for use in connection with the operation of the business of selling cosmetics under the "IMAN" brand name, all associated intellectual property used primarily in such business to the extent not material to the Company's business to be retained by Buyer and all associated liabilities, PROVIDED that if Buyer retains the Dermablend Business and, pursuant to Section 4.11(b), sells the National Cosmetics Business and the Iman Business, the net accounts receivable (other than the Designated Receivables), bank overdraft, accounts payable and accrued expenses related to the Iman Business will be retained by the Buyer as part of the Dermablend Business.

                  The "DESIGNATED RECEIVABLES" means a group of net receivables of the National Cosmetics Business and/or the Iman Business with aggregate net value of not more than $1,500,000 which, prior to Closing, will be specifically designated by Seller in a manner reasonably acceptable to Buyer according to customer, invoice number or other means of identification and which may be purchased by Seller or its designees for $1.00 if Buyer retains the Dermablend Business and, pursuant to Section 4.11(b), sells the National Cosmetics Business and the Iman Business. If the Designated Receivables include accounts receivable from customers that also owe to Buyer accounts receivable retained by Buyer after the Closing, Buyer will control the collections from such customers pursuant to the transition service agreement contemplated by Section 4.11(c). Seller agrees that the Designated Receivables will be selected in a manner so that weighted average age of the Designated Receivables will not be less, in any material respect, from the weighted average age of the accounts receivable retained by Buyer after the Closing Date.

                  (c) Notwithstanding the provisions of Section 4.1, Seller will have the right (i) to restructure the Company prior to the Closing to (A) transfer the Dermablend Business to a new single member LLC to be held by Flori Roberts Inc., (B) transfer the National Cosmetics Business to a new single member LLC to be held by Flori Roberts Inc. and (C) transfer the Iman Business to Flori Roberts Inc. or to a newly formed LLC to be held by the Company or Flori Roberts Inc. and (ii) to take such other steps as may be necessary to facilitate the transactions contemplated by this Section 4.11, including, without limitation, entering into reasonable contracts to (x) sell (either directly or by selling the options described in Sections 4.11(a) and (b)) the National Cosmetics Business, the Iman Business or the Dermablend Business, (y) provide transition services to any purchasers of such businesses at cost (including, without limitation, collection of accounts receivable and trades payable processing services) and (z) license on a non-exclusive, royalty-free basis certain Company Intellectual Property Rights to the Buyer and the purchasers of any such business to allow such entities to continue to use such Company Intellectual Property Rights in manner consistent with past practice. Buyer agrees to maintain the legal entity status of each such business as it exists at the Closing for purposes of completing any sale pursuant to Section 4.11(a) or (b).

                  (d) If written notice has been delivered pursuant to Section 4.11(a) or (b) (each referred to as a "PURCHASE NOTICE"), then during the period between Closing and the transfer of the applicable business, Buyer will (i) operate the business to be transferred to Seller or its designees in the ordinary course of business, (ii) not take any actions that would be prohibited under Section 4.1 with regard to the Dermablend Business, National Cosmetics Business or Iman Business as if all reference to the "Company" in Section 4.1 referred to the applicable business and "Seller" referred to Buyer in Section 4.1, (iii) not sell, transfer, assign, or take any action that would result in the creation of an Encumbrance other than Permitted Encumbrances on (A) any of the assets of any of the Dermablend Business, the National Cosmetics Business and the Iman Business; (B) the membership interests of any LLC created pursuant to Section 4.11(c) or (C) the stock of Flori Roberts Inc. and (iv) not take any other action that will inhibit the transactions contemplated by this Section
4.11 in any material respect.

                  (e) Seller and Buyer agree that the transfer documents used to complete the purchases referred to in Section 4.11(a) and (b) and the transfers referred to in Section 4.11(c) shall (i) be in forms mutually acceptable to Seller and Buyer to ensure that such purchases will not result in (A) any adverse tax conse quences for Buyer or Seller or their affiliates (with adverse tax consequences meaning taxes incremental to those incurred by using another method of structuring such transfers), (B) the making of any representations or warranties by Buyer except for customary representations regarding due authorization to enter into and perform the transaction or (B) the granting of any indemnities or liabilities to the purchasers of such businesses by the Company, Buyer, or Buyer's affiliates and (ii) expressly state that the buyers of the businesses waive any rights that they may have against the Company, Buyer or Buyer's affiliates arising out of or relating to the condition or operation of the business, PROVIDED that such statement will not render or impair any rights Seller has against Buyer and its affiliates hereunder.

                  (f) Notwithstanding the provisions of Section 4.3(a), Buyer and Seller agree that (i) the amount of MADSP to be allocated to the Dermablend Business shall be equal to $15 million plus the amount of the liabilities to be assumed by the purchasers of such business pursuant to Section 4.11(a) and (ii) the amount of the MADSP to be allocated to the National Cosmetics Business and the Iman

Business shall be equal to an amount of the liabilities to be assumed by the purchaser of such businesses pursuant to Section 4.11(b).

                                    ARTICLE V

                                 INDEMNIFICATION

                  SECTION 5.1 INDEMNIFICATION BY SELLER. Subject to the limits set forth in this Article V, Seller agrees to indemnify, defend and hold Buyer, its officers, directors, agents and Affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals), in each case in excess of $2,500 (collectively, "LOSSES"), (i) that they may incur arising out of or due to the inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule (determined, without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein other than with respect to the use of such qualifications in Sections 2.5, 2.7 and 2.8, the last sentence of Section 2.21 and the use of the terms "Material Agreement" and "Company Intellectual Property Rights" each of which includes materiality qualifiers); (ii) that arise out of the Pro-Line Litigation; (iii) that arise out of the operation or condition of the Dermablend Business or relate to the liabilities of the Dermablend Business, if Buyer has sold such business pursuant to Section 4.11; (iv) that arise out of the operation or condition of the National Cosmetics Business or the Iman Business or relate to the liabilities of the National Cosmetics Business or Iman Business if Buyer has sold such business pursuant to Section 4.11; and (v) that arise out of the operation or condition of Flori Roberts Inc. prior to the Closing or relate to liabilities of Flori Roberts Inc. immediately prior to the Closing, if Flori Roberts Inc. remains a subsidiary of the Company following the sale of the Dermablend Business, the National Cosmetics Business and the Iman Business pursuant to Sections 4.11(a) and (b), except for liabilities arising out of or relating to the operation of the hair care and Posner businesses retained by Buyer; PROVIDED, HOWEVER, that the indemnification pursuant to Sections 5.1 (iii), (iv) or (v) will not be available to the extent such Losses or liabilities arise out of a violation by Buyer of Section 4.11(d).

                  SECTION 5.2 INDEMNIFICATION BY BUYER. Subject to the limits set forth in this Article V, Buyer agrees to indemnify, defend and hold Seller, its officers, directors, agents and Affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Buyer contained in this Agreement (determined without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein).

                  SECTION 5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of eighteen months from the Closing Date (the "CUT-OFF DATE"); PROVIDED, HOWEVER, that the representations and warranties contained in Section 2.12 shall survive the Closing Date for 90 days following the expiration of all applicable statutes of limitations (including extensions); PROVIDED, FURTHER, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.4. Anything to the contrary contained herein notwithstanding, neither party shall be entitled to recover from the other unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such represen tations or warranties or breach of any covenants, undertakings or other agreements set forth in Section 4.1 and whether such claims are brought under this Article V or otherwise, exceeds three percent (3%) of the Purchase Price and then only for the amount by which such claims for indemnity or damages exceeds three percent (3%) of the Purchase Price; PROVIDED, HOWEVER, that no party shall be entitled to recover from the other more than twenty-five percent (25%) of the Purchase Price in the aggregate pursuant to this Article V for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or any breach of the covenants, undertakings or other agreements set forth in Section 4.1.

                  SECTION 5.4 NOTICE AND OPPORTUNITY TO DEFEND. If an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification (the "INDEMNIFYING PARTY"), PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification, PROVIDED that the Indemnifying Party will be deemed to have waived any right to dispute its liability under this Agreement with respect to such action to the party seeking indemnification for such action. After notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. In no event shall an Indemnifying Party, or the party being indemnified, be liable for any settlement effected without its consent which will not be unreasonably withheld.

                  SECTION 5.5 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which an Indemnifying Party is required to pay to, for or on behalf of the other party (hereinafter referred to as an "INDEMNITEE") pursuant to this Article V and Section 4.3 shall be adjusted (including, without limitation, retroactively)
(i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "INDEMNIFIABLE LOSS") and (ii) to take account of any Tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "INDEMNITY PAYMENT." If an Indemnitee has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, or realize any Tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall promptly (i) notify the Indemnifying Party of the amount and nature of such proceeds and benefits and (ii) pay to the Indemnifying Party the amount of such insurance proceeds or Tax benefit or, if lesser, the amount of the Indemnity Payment.

                  SECTION 5.6 MITIGATION OF LOSS. Each Indemnitee is obligated to use all reasonable efforts to mitigate, to the fullest extent practicable, the amount of any Loss for which it is entitled to seek indemnification hereunder (including, without limitation, seeking reimbursement for losses pursuant to contractual rights with vendors). The Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

                  SECTION 5.7 SUBROGATION. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; PROVIDED, HOWEVER, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

                  SECTION 5.8 TAX INDEMNIFICATION. None of the provisions of this Article V, with the exception of Sections 5.5 and 5.10, shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3, which shall be governed solely by the terms thereof, PROVIDED that Buyer may seek indemnity for Losses under this Article V with respect to a breach of the representations and warranties of Seller contained in Section 2.12 to the extent such Losses are not covered by Section 4.3. The terms of Section 4.3 shall supercede the terms of this Article V where such terms conflict.

                  SECTION 5.9 SET-OFF. Neither Seller nor Buyer shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement, except as otherwise expressly provided herein.

                  SECTION 5.10 EXCLUSIVE REMEDY. Following the Closing, the indemnities provided for in Section 4.3 and this Article V shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a recission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended) all of which the parties hereby waive, PROVIDED, HOWEVER, that nothing herein is intended to waive any claims for fraud.

                                   ARTICLE VI

                                   CONDITIONS

                  SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement, PROVIDED that the parties will have used all reasonable efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

                  (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

                  (c) all authorizations, approvals or consents from any Governmen tal Entity required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be.

                  SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Buyer) of the following conditions:

                  (a) the representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Company Material Adverse Effect; PROVIDED, that a Company Material Adverse Effect relating to the Dermablend Business, the National Cosmetics Business or the Iman Business will not be deemed a Company Material Adverse Effect for purposes of this

Section 6.2(a) if Buyer is to sell such business pursuant to Sections 4.11(a) or
(b), as applicable.

                  (b) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

                  (c) Buyer shall have received a certificate signed on behalf of Seller by one executive officer of Seller, dated as of the Closing Date, to the effect that, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

                  (d) all authorizations, approvals or consents from any third party (other than a Governmental Entity) required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Company Material Adverse Effect;

                  (e) if required pursuant to Section 4.11(b), Seller or its designees are reasonably prepared and able to purchase the National Cosmetics Business and the Iman Business from Buyer immediately following the Closing; and

                  (f) any director of the Company or any of its Subsidiaries whose resignation shall have been requested by Buyer shall have submitted his or her resignation to Buyer effective as of the Closing Date.

                  SECTION 6.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following further conditions:

                  (a) The representations and warranties of Buyer shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representa tions and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Buyer Material Adverse Effect;

                  (b) Buyer shall have performed in all material respects all of the obligations hereunder required to be performed by Buyer, at or prior to the Closing Date; and

                  (c) Seller shall have received a certificate signed on behalf of Buyer by one executive officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

                                   ARTICLE VII

                                   TERMINATION

                  SECTION 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

                  (a)      by the mutual consent of Seller and Buyer;

                  (b)      by Seller or Buyer:

                           (i) if the Closing shall not have occurred on or prior to September 15, 1998 (or October 30, 1998 if the only condition remaining unfilled at September 15, 1998 is approval by any required Governmental Entity, and Seller and Buyer are continuing to seek to obtain such approval); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                           (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) by Seller if Buyer (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Buyer Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by Buyer through the exercise of Buyer's best efforts and for so long as Buyer shall so use its best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 7.1(c); or

                  (d) by Buyer if Seller (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by Seller through the exercise of Seller's best efforts and for so long as Seller shall so use its best efforts to cure such breach, Buyer may not terminate this Agreement pursuant to this Section 7.1(d).

                  SECTION 7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

                  (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2, (ii) for any willful breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1 GOVERNING LAWS AND CONSENT TO JURISDICTION. The laws of the state of Illinois (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the federal courts of the United States of America for the Northern District of Illinois located in Chicago (and the Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

                  SECTION 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

                  SECTION 8.3 NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by FedEx or a similar overnight courier, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, PROVIDED, HOWEVER, that any notice of change of address or telecopier number shall be effective only upon receipt):

                  (a)      if to Buyer, to:

                                    Carson, Inc.
                                    c/o Morningside Capital Group, L.L.C.
                                    One Morningside Drive North, Suite 200
                                    Westport, CT  06880
                                    Telephone No.:  (203) 226-7664
                                    Telecopy No.:  (203) 226-8011
                                    Attention: Vincent A. Wasik

                           and to:

                                    Carson Products Company
                                    P.O. Box 22309
                                    Savannah, GA 31403
                                    Telephone No.: (912) 651-3808
                                    Telecopy No.: (912) 651-3990

                                 Attention: Robert W. Pierce

                           with a copy to:

                                 Milbank, Tweed, Hadley & McCloy
                                 One Chase Manhattan Plaza
                                 New York, New York 10005
                                 Telephone No.: (212) 530-5000
                                 Telecopy No.: (212) 530-5219
                                 Attention: Lawrence Lederman, Esq.
                                 and Robert S. Reder, Esq.

                  (b)      if Seller, to:

                                 IVAX Corporation
                                 4400 Biscayne Boulevard
                                 Miami, FL 33137
                                 Telephone :  (305) 575-6000
                                 Telecopy No:  (305) 575-6298
                                 Attention: General Counsel

                           with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                                 Chicago, Illinois 60606
                                 Telephone No.: (312) 407-0700
                                 Telecopy No.:  (312) 407-0411
                                 Attention:  Peter C. Krupp, Esq.

                  SECTION 8.4  INTERPRETATION.

                  (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to James M. Millsap, Chief Executive Officer of the Company; Thomas Polke, Chief Operating Officer of the Company; Sharon Boone, Vice President, Sales and Marketing of the Company; Robert Kavanaugh, Vice President, Finance and Administration of the Company; James Harbert, Vice President, Operations of the Company; or Joseph P. Diebold. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 16, 1998. As used in this Agreement, the term "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which banking institutions in The City of New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  (b) The Disclosure Schedule shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

                  SECTION 8.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

                  SECTION 8.6 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the Disclosure Schedule (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii), except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  SECTION 8.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  SECTION 8.8 SERVICE OF PROCESS. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

                  SECTION 8.9 SPECIFIC PERFORMANCE. Each party acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 8.1.

                  SECTION 8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; PROVIDED, HOWEVER, that (i) Buyer may assign its rights hereunder to any direct or indirect wholly-owned Subsidiary of Buyer or to any person or entity which acquires, in one or a series of transactions, all of the assets and properties of the Company and its Subsidiaries, provided such person or entity agrees to assume Buyer's obligations hereunder in a form reasonably acceptable to Seller and (ii) Seller may assign this Agreement to any person or entity that acquires, in one or a series of transactions, all or substantially all of the assets or shares of Seller, including through a merger or a share exchange. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

                  SECTION 8.11 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transac tions contemplated hereby is consummated, PROVIDED that Buyer shall pay all fees associated with any filings made under the HSR Act in connection with the transac tions contemplated by this Agreement.

                  SECTION 8.12 WAIVERS. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  SECTION 8.13 NO DOUBLE RECOVERY. Notwithstanding anything herein to the contrary, neither party shall be entitled to indemnification or reimburse ment under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                IVAX CORPORATION

                                By:
                                   ---------------------------------------------
                                   Name: James M. Millsap
                                   Title:  Senior VP, Corporate Development

                                CARSON, INC.

                                By:
                                   ---------------------------------------------
                                   Name: Vincent A. Wasik
                                   Title:   Chief Executive Officer

                                     ANNEX A

                             INDEX OF DEFINED TERMS

                                                                      DEFINED IN
TERMS                                                                   SECTION
-----                                                                   -------

Affiliate(s)...........................................................3.6
Agreement..............................................................Preamble
Balance Sheet..........................................................2.13
Bankruptcy Code........................................................3.8
Benefit Plan...........................................................2.9(k)
business day...........................................................8.4(a)
Buyer..................................................................Preamble
Buyer Material Adverse Effect..........................................3.1
Buyer Plans............................................................4.4(a)
Closing................................................................1.3(a)
Closing Date...........................................................1.3(a)
Closing Statement......................................................1.4(a)
Code...................................................................2.12(m)
Code /section/ 338 Forms...............................................4.3(a)
Company................................................................Preamble
Company Employee(s)....................................................4.4(a)
Company Intellectual Property Rights...................................2.15
Company Material Adverse Effect........................................2.1
Confidentiality Agreement..............................................4.2
Cut-Off Date...........................................................5.3
December Target Amount.................................................1.4(c)
Defined Benefit Plan...................................................2.9(k)
Dermablend Business....................................................4.11(a)
Designated Receivables.................................................4.11(b)
Disclosure Schedule....................................................2.1
Elections..............................................................4.3(a)
Employee Arrangement...................................................4.4(b)
Encumbrances...........................................................1.1
Environmental Laws.....................................................2.17(b)
ERISA..................................................................2.9(k)
ERISA Affiliate........................................................2.9(k)
Exchange Act...........................................................3.6
Final Closing Statement................................................1.4(c)
Financial Statements...................................................2.6
GAAP...................................................................2.6
Governmental Entity....................................................2.5

                                                                      DEFINED IN
TERMS                                                                   SECTION
-----                                                                   -------

Hazardous Substances...................................................2.17(b)
HSR Act................................................................2.5
Iman Business..........................................................4.11(b)
Indemnifiable Loss.....................................................5.5
Indemnifying Party.....................................................5.4
Indemnitee.............................................................5.5
Indemnity Payment......................................................5.5
Intellectual Property Rights...........................................2.15
LLC....................................................................4.11(a)
Losses.................................................................5.1
MADSP..................................................................4.3(a)
March Target Amount....................................................1.4(e)
Material Agreement.....................................................2.16
National Cosmetics Business............................................4.11(b)
Neutral Auditor........................................................1.4(c)
PBGC...................................................................2.9(k)
Permits................................................................2.11(a)
Permitted Encumbrances.................................................2.13
Plan...................................................................2.9(k)
Pre-Closing Consolidated Tax Returns...................................4.3(e)
Pre-Closing Separate Tax Returns.......................................4.3(e)
Pre-Closing Tax Return.................................................4.3(e)
Prime Rate.............................................................1.4(e)
Prohibited Activities..................................................4.7(a)
Pro-Line Litigation....................................................1.2(a)
Purchase Notice........................................................4.11(d)
Purchase Price.........................................................1.2(a)
Qualified Plan.........................................................2.9(k)
Releases...............................................................2.17(a)
Resolution Period......................................................1.4(b)
Seller.................................................................Preamble
Shares.................................................................Preamble
Subsidiary.............................................................2.1
Tax Return.............................................................2.12(m)
Tax Sharing Agreement..................................................4.3(d)
Taxes..................................................................2.12(m)
Third Party Purchaser..................................................4.11(a)
Transfer Taxes.........................................................4.3(f)
Unaudited Financial Statements.........................................2.6
Working Capital........................................................1.4(a)

                                                                      DEFINED IN
TERMS                                                                  SECTION
-----                                                                  -------

                                     ANNEX B

                   PROCEDURES FOR CALCULATING WORKING CAPITAL

The Closing Statement will be determined as set forth in this Annex B. To the extent the procedures set forth herein are insufficient to determine an amount, or some portion of an amount, for the Closing Statement, then the determination of such amount, or portion of an amount, will be determined on a basis consistent with the policies, procedures and methodologies used to prepare the Financial Statements.

CASH

Amount per bank in account # 0010018800 at South Shore Bank adjusted for deposits in transit checks outstanding that have not cleared the bank and other reconciling items occurring through the Closing.

ACCOUNTS RECEIVABLE, NET

Amounts uncollected as of Closing, for product shipped through the Closing (irrespective of when such amounts are invoiced), reduced for allowance for doubtful accounts and reserve for credit memos as determined below.

ALLOWANCE FOR DOUBTFUL

         Specific portion of reserve - Provide a reserve of 100% for all accounts in bankruptcy or sent to a collection agency. Analyze all accounts greater than 90 days past invoice (other than those accounts in bankruptcy or sent to a collection agency (or would have been sent to a collection agency consistent with past practices, even if not actually sent)) and determine, in a manner consistent with past practices used to prepare the Financial Statements, a reserve requirement to cover possible uncollectible amounts.

         General portion of reserve - For accounts less than 90 days past invoice, first reduce the total amount less than 90 days past invoice for those items already reserved for in the credit memo reserve analysis (i.e. IBNR, invoices outstand ing more than one year and customer deductions), then provide a reserve of 2% to the adjusted amount.

RESERVE FOR CREDIT MEMOS

         Specific portion of reserve - Provide a reserve of 100% on invoices outstand ing for more than one year and on customer deductions taken on invoices otherwise paid in full (referred to as open debits or customer deductions outstanding). Analyze all invoices outstanding not covered by the reserve methodology described in the preceding sentence or by the reserve methodol ogy described below under "General portion of reserve" and

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)


         determine in a manner consistent with past practices used to prepare the Financial State ments, a reserve requirement to cover possible uncollectible amounts.

         General portion of reserve - For mass market sales outstanding less than 70 days and for department store sales outstanding less than 48 days (these parameters represent days sales outstanding at December 31, 1997 for each type of receivable) provide a general reserve to cover claims incurred but not reported ("IBNR") using the reserve percentages in the following table (these percentages represent 1997 returns processed as a percent of 1997 sales):

                                                         TYPE OF CREDIT MEMO
                           --------------------------------------------------------------------------
                           RETURNS AND                DEMO                CO-OP                CASH
          BRAND            ALLOWANCES               SALARIES           ADVERTISING          DISCOUNTS

Mass Market                      5.79%                 0%                 2.92%               2.00%

National                         3.00%               11.76%               1.61%                 0%
Cosmetics

Dermablend                       3.00%               10.83%               .73%                  0%

INVENTORIES, NET

Inventories, net will be determined as follows:

I. To the extent reasonably practicable, inventory movements should be halted (receiving and shipping) as of the Closing Date, in order to avoid any cut-off problems, and physical count of inventory should be commenced on the Closing Date and should be completed within the next 10 days. Items held by a third party and not physically counted should be confirmed in writing by such third party.

II. Determine Gross Inventory Value by extending inventory quantities on hand on the Closing Date (including those not subject to a physical count in I above) by the standard cost at Closing.

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

         The following variances should be capitalized as of Closing Date.

         HAIRCARE:

         LABOR AND OVERHEAD COSTS

         The average monthly variance between standard and actual for the last 12 months should be computed and be multiplied by the number of months inventory on hand, determined at December 31, 1997 to 3.67 months. This amount is reduced by 12% (the amount determined to be E&O as of December 31, 1997) to derive the final capitalizable amount.

III. The following departments/costs are included to determine the actual labor and overhead cost pool at the stated capitalization percentages:

         DEPARTMENT/COSTS                         % TO BE CAPITALIZED
         ------------------------------------------------------------
         11 - Administration                               75%
         12 - Product Screening                           100%
         13 - Product Filling                             100%
         14 - Product Packing                             100%
         16 - Compounding                                 100%
         20 - Receiving                                   100%
         25 - Maintenance/Engineering                      50%
         26 - Operations Analysis                          50%
         27 - Purchasing                                  100%
         62 - Quality control                             100%
         Tools & Dies                                     100%
         28 - Security                                     50%
         90 - Housekeeping                                 50%
         91 - Building expense                             50%

         FREIGHT

         Inbound freight is capitalized in inventory based on inventory turnover as determined at December 31, 1997, 3.67 months of inventory.

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

         PURCHASE PRICE VARIANCE

         Calculation is based on the variance for the number of months in ending inventory, determined at 3.67 months.

         COSMETICS:

         LABOR AND OVERHEAD COSTS

         The variance between standard and actual should be capitalized, assuming 1 year's worth of labor of overhead included in inventory at any time, thus capitalization is based on the last 12 months variance.

         The following departments/costs are included to determine the actual labor and overhead cost pool at the stated capitalization percentages:

         21 - Purchasing (cosmetics)                          100%
         26 - Operations analysis                              50%

         FREIGHT

         Inbound freight is capitalizable based on 1 year's worth of freight, i.e. the last 12 months of freight. The total freight costs are then written down by E&O reserve as a % of inventory, determined at December 31, 1997 at 57%.

         PURCHASE PRICE VARIANCE

         Calculation is based on the last 12 months variance between actual and standard material cost.

IV. Determine the Excess and Obsolete Inventory Reserve ("E&O Reserve") as of the Closing using the following methodology:

         A. Obsolete Inventory Component of E&O Reserve - Identify items on an SKU basis, where Company management has determined that no sales or usage activity will occur over the twelve month period starting on the last full month preceding the Closing Date. Management's deter mination will be based as follows:

                         (a) for finished goods that have existed for
                             /greater than/ 12 month's, absence of sales during the last 12 months.

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

                         (b) for work in process or raw materials, absence of usage during the last 12 months AND absence of sales of the corre sponding finished good(s) for the last 12 months after giving consideration to reasonable substitution.

                  The Obsolete Inventory Component of E&O Reserve will equal 100% of SKUs identified in this Section IV.A).

         B.       Excess Inventory Component of E&O Reserve:

                  1. For all SKUs except for those identified as obsolete in IV.A above, calculate, on a SKU basis, the dollar amount of Gross Inventory Value on the Closing in excess of the Gross Inventory Value sold or used during the twelve month period preceding the Closing (using full months only). One hundred percent (100%) of this excess represents the Preliminary Excess Inventory Component of E&O Reserve.

                  2. Review all SKUs in the Preliminary Excess Inventory Compo nent of E&O Reserve calculated in IV.B.1 above to determine whether historical usage is representative of anticipated usage. Situations where historical usage would not be representative of anticipated usage would include new SKUs introduced within 12 months prior to the Closing, discontinued items, or promotional SKUs for periods prior to the Closing where such promotions are not expected to recur or will recur only at reduced volumes. Increase or decrease the Preliminary Excess Inventory Compo nent of E&O Reserve for the estimated impact of items identified in this section IV.B.2 to determine the Excess Inventory Compo nent of E&O Reserve.

         C. Add the Obsolete Inventory Component of E&O Reserve calculated in IV.B.1 to the Excess Inventory Component of E&O Reserve calcu lated in IV.B.2 to determine the E&O Reserve.

V. Determine Net Inventory Value by reducing Gross Inventory Value by the E&O Reserve.

DEFERRED INCOME TAXES

No calculation of deferred income taxes will be made. Amount per the Closing Statement will be $0.

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Promotional inventories will be determined in the same manner as set forth under the caption "Inventories, Net." Prepaid expenses and other assets will be determined based on prepayment according to invoice or contract including all payments made or accrued through Closing related to the compounding system Project for the Chicago faculty, allocated on straight-line basis over the service/contract period, where applicable, determined on a basis consistent with the Financial Statements.

Display units should not be capitalized.

TCM note receivable related to the sale of certain of the Company's brand names in 1995 is considered long-term since all expected payments for 1998 have been received and therefore will not be part of the calculation.

BANK OVERDRAFT

Amount will equal $0.

ACCOUNTS PAYABLE

Accounts payable are determined based on outstanding invoices according to ac counts payable detail ledger, and appropriate reconciling items, as of Closing date.

In addition, account payable should include unvouched invoices for items that have been received prior to Closing Date, but the invoice has not been obtained as of Closing Date ("Other Accounts Payable"). The inventory items received should be based on standard costs for items obtained.

Short term royalties payable should be based on royalty-% according to underlying contract.

ACCRUED EXPENSES

Accrued expenses should be determined as follows:

DESCRIPTION                          BASIS
-----------                          -----

Accrued bonus                        Bonus by job code and quota attainment,
                                     accrued ratably where applicable

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

Vacation/sick accrual                Based on IVAX sick/vacation report stating
                                     actual days accrued on an employee by
                                     employee basis

Legal accrual Based on last time invoiced and a computation for periods not yet invoiced, on historical invoices re ceived, excluding transaction costs

Accrued freight                      Based on month's lag, and average weekly
                                     expense to accrue for one month

Other accruals                       Based on support, estimate for services or
                                     goods obtained as of Closing Date

No amounts will be included for severance, retention or similar items which Buyer has agreed to pay pursuant to the Purchase Agreement.

Payroll, related payroll taxes and similar items through the Closing will be either accrued in the Closing Statement and paid by Buyer after the Closing or excluded from the Closing Statement and paid by Seller after the Closing.

RESERVE FOR COSMETIC RETURNS

Amount will equal the sum of the reserve for J.C. PENNEY BASE BUSINESS, ALL OTHER DEPARTMENT STORES BASE BUSINESS and PROMOTIONAL/HOLIDAY ITEMS and NEW SKUS INTRODUCED IN 1998 as determined below.

J.C. PENNEY BASE BUSINESS - Perform following procedures on a SKU basis:

I. Obtain the "Brand Lot/Line Analysis" report from J.C. Penney (the "JCP Report") for the most recent month-end prior to Closing. This report in cludes, among other items, year-to-date sales information, product on hand extended at J.C. Penney selling prices and weeks of product on hand.

II. Exclude from the JCP Report amounts for promotional/holiday items and new SKUs introduced in 1998.

III. After adjustment as described in II above, multiply the product on hand extended at J.C. Penney selling price from the JCP Report by 60% to deter mine the Company's estimated selling price of such products to J.C. Penney.

IV. Use the reserve percentages as indicated in following table, applied to the dollar amount of product at J.C. Penney (at Company selling price) in each aging category set forth below, to determine the reserve requirements for J.C. Penney (these percentages were developed for the 1997 audit by Company

                                     ANNEX B
       PROCEDURES FOR CALCULATING WORKING CAPITAL ON THE CLOSING STATEMENT
                                   (CONTINUED)

         management through a specific review, on a SKUs basis, of estimated sell- through of product in J.C. Penney stores).

                                                      RESERVE PERCENTAGE BY BRAND
                                     --------------------------------------------------------
       AGING CATEGORY                DERMABLEND        FLORI ROBERTS/                    IMAN
       (WEEKS ON HAND)               DERMABLEND        PATTI LABELLE
---------------------------------------------------------------------------------------------
Less than 16                             0%                     0%                        0%
16-32                                   11%                     10%                       9%
33-52                                   37%                     31%                      33%
Over 52                                 61%                     56%                      53%


ALL OTHER DEPARTMENT STORES BASE BUSINESS - Perform the following procedures:

I. Compute the following ratio: All Other Department Stores Base Business reserve at December 31, 1997 divided by J.C. Penney Base Business reserve at December 31, 1997.

II. Multiply the ratio determined in I above by the J.C. Penney Base Business reserve at Closing (as determined in IV above under J.C. PENNEY BASE BUSINESS) to determine the reserve requirement for All Other Department Stores Base Business.

PROMOTIONAL/HOLIDAY ITEMS AND NEW SKUS INTRODUCED IN 1998 - This reserve will be determined based upon a specific review of anticipated sell-through of product at retail as of the Closing related to promotional/holiday items and new SKUs introduced in 1998.